AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 2000
                                            Registration Statement No. 333-43038
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                               AMENDMENT NO. 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                                SAFESCIENCE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
             NEVADA                         2834                  33-0231238
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL  (I.R.S.  EMPLOYER
 INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)
                                 --------------
                               31 ST. JAMES AVENUE
                           BOSTON, MASSACHUSETTS 02116
                                 (617) 422-0674
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                                 --------------
                                BRADLEY J. CARVER
                             CHIEF EXECUTIVE OFFICER
                                SAFESCIENCE, INC.
                               31 ST. JAMES AVENUE
                           BOSTON, MASSACHUSETTS 02116
                                 (617) 422-0674
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ----------------
                                   COPIES TO:
                               CHERYL REICIN, ESQ.
                             MCDERMOTT, WILL & EMERY
                              50 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                                 (212) 547-5400
                                ----------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THIS REGISTRATION STATEMENT INCLUDES A PROSPECTUS COVERING SHARES REGISTERED PURSUANT TO REGISTRATION STATEMENT NUMBERS 333-35876 AND 333-40322.

                         CALCULATION OF REGISTRATION FEE
================================================== ================ ================= ================ ==========================
                                                                        Proposed         Proposed
                                                                        Maximum           Maximum
             Title of Each Class of                 Securities to    Offering Price      Aggregate      Amount of Registration
           Securities to be Registered              be Registered    Per Share (2)    Offering Price            Fee(3)
================================================== ================ ================= ================ ==========================
Common Stock, $.01 par value per share...........    2,559,361(1)         $2.00          $5,118,722              $1,508
================================================== ================ ================= ================ ==========================
(1) The shares being registered by this registration statement include(i) 1,238,441 shares of common stock that may be issued by
SafeScience under warrants issued to the selling stockholders, and (ii) pursuant to Rule 416 of the Securities Act, an indeterminate number of additional shares that may be issued under the terms of the above mentioned warrants as a result of anti-dilution provisions, stock splits, stock dividends or similar transactions. Excludes shares being carried over from prior registration statements. See Note (3) below.
(2) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low sales prices on December 4, 2000, as reported by the Nasdaq SmallCap Market.
3) Pursuant to Rule 429 under the Securities Act, 1,023,802 and 401,962 shares of common stock (less any shares already sold) are being carried forward from registration statements numbers 333-35876 and 333-40322, respectively, and are included as securities available for sale under the prospectus filed herewith. An aggregate filing fee of $3,234 was previously paid in connection with these registration statements. $324 was paid by SafeScience in connection with the initial filing in which 317,414 shares were covered. An additional registration fee of $1,184 is being paid pursuant to this amendment to cover 2,241,947 additional shares.


-----------------------------
       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

[LEFT SIDE VERTICAL LEGEND FOR NEXT PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 11, 2000


                             UP TO 3,985,125 SHARES


                                     [LOGO]


                                  COMMON STOCK


             This prospectus relates to the resale from time to time by the selling stockholders of up to 3,985,125 shares of our common stock. These shares include shares issuable upon exercise of the warrants issued by us in March and December 2000. The number of shares that we may actually issue to the selling stockholders may be more or less than the 3,985,125 shares being offered by the selling stockholders through this prospectus. Assuming the adjustable warrants were exercisable in full on December 6, 2000, the selling stockholders would be entitled to receive an aggregate of 729,445 shares of common stock. These shares of common stock being offered by the selling stockholders constitute approximately 19.9% of our currently outstanding shares of common stock. For information on the number of shares outstanding after this offering, see "The Offering."

             The selling shareholders may sell the shares from time to time at fixed prices, market prices or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholders' possible methods of sales, you should refer to the section of this prospectus entitled "Plan of Distribution" on page
         14. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

             Selling stockholders identified in this prospectus are offering all of these shares and will receive all of the proceeds of this offering. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "SAFS." The closing price for our common stock on the Nasdaq SmallCap Market on December 4, 2000 was $2.03125 per share.

                                 ---------------

                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                 ---------------

             THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                      The date of this prospectus is , 2000

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary............................................................ 1
Risk Factors.................................................................. 4
Note on Forward Looking Statements............................................11
Use of Proceeds...............................................................11
Dividend Policy...............................................................11
Selling Stockholders..........................................................12
Plan of Distribution..........................................................14
Description of Capital Stock..................................................15
Legal Matters.................................................................19
Experts.......................................................................19
Where You Can Find More Information...........................................19

        We own or have rights to trademarks that we use in conjunction with the sale of our products. "SafeScience," our logo, "Elexa" are our trademarks. All other trade names and trademarks used in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

        This is only a summary and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and our financial statements and the notes thereto included elsewhere in this prospectus.

                                SAFESCIENCE, INC.

        INTRODUCTION. We are a biotechnology company engaged in developing pharmaceutical products primarily for cancer treatment, as well as introducing a line of high-performance, non-toxic consumer products, under either the SafeScience(R) brand name or a private label, and agricultural products. We have begun selling a line of cleaning products in supermarkets, drug chains and commercial channels, and expect to introduce additional product categories in the future. We also expect to introduce environmentally friendly agricultural products, beginning with an EPA conditionally approved non-toxic fungicide (principally for grapes and other high-value per acre crops) which is subject to approval by or registration with state regulatory authorities. We believe that our business model is unique among biotechnology companies because we are jointly pursuing longer-term development of human therapeutics, while simultaneously selling and/or developing a line of SafeScience(R) consumer and agricultural products.

        We are headquartered in Boston and currently have approximately 33 employees. As our operations have grown, we have added new professionals to our executive management team. During the last year, we have hired a Chief Financial Officer who brings over 20 years experience in corporate finance.

        PHARMACEUTICAL PRODUCTS. The leading product in our drug development pipeline, now in Phase II clinical trials, GBC-590, is designed to reduce primary tumors, the growth of cancerous tumors, and the spread of cancer cells with indications in colorectal, pancreatic, prostate and liver cancer patients.

        GBC-590, a carbohydrate molecule, acts by binding to Galectin 3 receptors on cancer cells and has been shown to shrink primary tumors and inhibit metastasis in animal models. In Phase I human testing that enrolled patients with terminal cancer refractory to all standard treatment, GBC-590 was found to be well tolerated at all administered dose levels. In 2000, we commenced Phase II clinical trials of GBC-590 for pancreatic and colorectal cancers. In September 2000, we completed enrollment in a Phase II colorectal clinical trial. We anticipate beginning Phase II clinical trials for prostrate cancer in 2001, but will defer commencing liver cancer trials at this time. We have received institutional review board approval at the following sites to conduct Phase II clinical trials for pancreatic and/or colorectal cancers:

     o     Beth Israel/Deaconess Hospital in Boston, Massachusetts;

     o     University of Chicago Pritzker School of Medicine;

     o     the University of Rochester Cancer Center;

     o     Christiana Healthcare in Wilmington, Delaware;

     o     Ocala Oncology Center in Ocala, Florida;

     o     Hematology and Oncology Associates in Kansas City, Missouri; and

     o     Medical Oncology Associates in San Diego, California.

        Upon full patient enrollment, we expect Phase II trials to be completed within approximately six to twelve months. The clinical trials for each indication will have approximately 20 or more patients. Subject to the results of our Phase II trials, we plan to conduct Phase II/Phase III clinical trials for all four indications subsequent to review and analysis of the Phase II data. We have retained Covance Inc., a leading clinical trial research organization in the U.S., to assist in conducting these studies.

        CONSUMER, AGRICULTURAL AND COMMERCIAL PRODUCTS. We are pursuing commercialization of our SafeScience(R) line of household and commercial cleaning products, which are designed to promote a chemically-safe environment within the home, office, school, hospital and other commercial settings. The first major retailer to stock the SafeScience(R) consumer line was Sainsbury plc's New England based subsidiary, Shaw's Supermarkets, which currently has approximately 167 locations, including recently acquired Star Supermarkets, which commenced stocking the SafeScience consumer line in the third quarter of 1999. At Shaw's, SafeScience(R) products are positioned as a co-brand displaying both the SafeScience brand and the retailer's own name. At present, nine products are included in the Shaw's program: liquid laundry detergent, kitchen cleaner, shower mist, dish detergent, all-purpose cleaner, glass/window cleaner, bathroom cleaner (tub/tile), floor cleaner and fabric refresher.

        We have recently announced two additional supermarket and two drugstore chains who carry our consumer cleaning products. Wegmans, a 60-store supermarket chain headquartered in Rochester, New York carries seven products sold as Wegmans brand cleaners using SafeScience technology with the SafeScience icon displayed on the front and back labels. Giant Eagle of Pittsburgh, Pennsylvania, with 202 stores in three states carries nine products under the Smart Science brand with the SafeScience icon on both panels. CVS/Pharmacy, a 4,100 drugstore chain in 29 states and the District of Columbia carries three SafeScience brand products. Brooks Pharmacy, a drugstore chain with 250 locations across New England, carries seven SafeScience brand products.

        We intend to pursue relationships whereby in most retail channels our products will be positioned as a SafeScience branded line and in supermarket retailers our products will be positioned as either the SafeScience branded line or a private label brand using SafeScience technology. Private label branding has two advantages for us:

     o     we benefit from existing store brand loyalty; and

     o     the retail partner shares in the promotion of the product.

       We have an agreement with Daymon Associates, Inc., a leading private label and retail sales company, to market our products to supermarket, mass merchandise and drug store chains. In addition to the consumer cleaning products line, we have introduced a line of insect repellents and garden products. We are seeking to commercialize our commercial cleaning products by opportunistically pursuing sales in various industries.

        We have recently received conditional registration approval by the United States Environmental Protection Agency for Elexa 4% PDB. We are seeking approval by the California Department of Pesticide Regulation and intend to seek other state regulatory approvals for Elexa 4% PDB. We are focusing these efforts for Elexa on its use to control powdery mildew on grapes. If we obtain such approvals, we expect that sales of Elexa PDB may begin in 2001.

        We believe that "SafeScience(R)" signifies more than simply another product line, by addressing and conveying a set of values related to chemical safety, food safety, human health and environmentalism. Based on independent test results, we believe our consumer cleaning products and lead agricultural product are as effective as comparable, branded products. Our consumer cleaning products do not require a warning label as to toxicity and our branded products' retail prices are currently comparable to branded equivalents.

        Our business was founded in 1992 to pursue carbohydrate-based pharmaceutical research for cancer therapeutics. In 1995, we merged with, Alvarada, Inc., a publicly-traded corporation having no active operations. In 1995, our management elected to pursue the dual strategy of emphasizing faster-to-market consumer and agricultural products while we pursued the longer approval cycle for the pharmaceuticals we were developing. We changed our name to SafeScience, Inc. in 1998 from IGG International, Inc. Our principal executive offices are located at 31 St. James Avenue, 8th Floor, Boston, MA 02116 and our telephone number is (617) 422-0674.

                                  THE OFFERING

Common stock offered by selling shareholders (1)................       3,985,125 shares


Common stock to be outstanding after the offering(2)(3).........       21,276,516 shares


Use of proceeds.................................................       All proceeds from the sale of the shares
                                                                       of common stock in this offering will be
                                                                       received by the selling stockholders.  We
                                                                       will receive $2,801,050 if the warrants
                                                                       held by the selling stockholders are
                                                                       exercised in full, all shares covered in
                                                                       this registration statement are issued to
                                                                       the selling stockholders and the exercise
                                                                       price is paid in cash.  These funds will
                                                                       be used for general corporate purposes.
                                                                       See "Use of Proceeds."

Nasdaq SmallCap Market Symbol...................................       SAFS



(1)    Consists of (i) 2,746,684 shares of common stock, (ii) 729,445 shares of common stock issuable upon the exercise of adjustable warrants and (iii) 508,996 shares of common stock issuable upon exercise of other warrants held by the selling stockholders. This prospectus includes 2,559,361 shares of common stock in addition to the 1,425,764 shares of common stock included in a prior prospectus.

(2)    Based on the number of shares actually outstanding on December 6, 2000.

(3)    Includes all the shares being offered pursuant to this prospectus and excludes, as of December 6, 2000,
       (A) 1,093,997 shares of common stock issuable on the exercise of outstanding options at a weighted average price of $7.03 per share, (B) 191,940 shares of common stock issuable on the exercise of outstanding warrants at a weighted average price of $14.84 per share, and (C) 260,227 shares of common stock available for future issuance under our 1998 Stock Option Plan and 2000 Stock Incentive Plan.


                                  RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

        WE HAVE EXPERIENCED SIGNIFICANT OPERATING LOSSES THROUGHOUT OUR HISTORY, WE EXPECT THESE LOSSES TO CONTINUE AND WE MAY NOT ACHIEVE PROFITABILITY IN THE FUTURE

        We began operations more than seven years ago and began to generate revenue only in the second quarter of 1999. Through September 30, 2000, we have only generated $2,543,400 from product sales. We have incurred approximately $39.1 million of operating losses since our inception, including $12.3 million in the year ended December 31, 1999 and $12.4 million in the nine months ended September 30, 2000. Extensive operating losses can be expected to continue for the foreseeable future.

        MANY OF OUR PRODUCTS ARE STILL IN DEVELOPMENT, THERE ARE UNCERTAINTIES ASSOCIATED WITH RESEARCH AND DEVELOPMENT ACTIVITIES AND WE MAY BE UNABLE TO BRING NEW PRODUCTS TO MARKET

        Many of our proposed products require further research, development, laboratory testing, regulatory approval and/or demonstration of commercial scale manufacturing before they can be proven to be commercially viable. Many of these proposed products are in the development stage and are subject to the risks inherent in the development of new products, particularly those products based upon biotechnology. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that potential products are found during testing to be ineffective, that they fail to receive necessary regulatory approvals, are difficult or uneconomical to manufacture on a large scale, fail to achieve market acceptance or are precluded from commercialization by proprietary rights of third parties. We cannot predict with any degree of certainty when, or if, the research, development, testing and/or regulatory approval process for our proposed products will be completed. Our product development efforts may be unsuccessful, required regulatory approvals from U.S. or foreign authorities may not be obtained, and products, if introduced, may not be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. The failure of our research and development activities to result in any commercially viable products or technologies would materially adversely affect our future prospects.

        WE DERIVE ALMOST ALL OF OUR REVENUES FROM A SMALL NUMBER OF CUSTOMERS AND OUR REVENUES MAY DECLINE SIGNIFICANTLY IF ANY CUSTOMER CANCELS OR DELAYS A PURCHASE OF OUR PRODUCTS

        We derive the majority of our revenues from a small number of customers. Our business would be seriously harmed if we do not generate as much revenue as expected from these customers or if any of these customers cease purchasing our products. For the year ended December 31, 1999, 96% of our revenues came from four customers and for the nine months ended September 30, 2000, 70% of our revenues came from six customers. Present and future customers may terminate their purchasing arrangements with us or significantly reduce or delay their orders. The loss of any one of our major customers or the delay of significant orders from such customers, even if only temporary, could reduce or delay our recognition of revenues, harm our reputation in the industry and reduce our ability to accurately predict cash flow, and, as a consequence, could seriously harm our business, financial condition and results of operations.

        IF WE ARE UNABLE TO SECURE A PATENT ON OUR CANCER DRUG GBC-590 OR IF EXISTING PATENTS IMPAIR OUR RIGHTS TO OUR CANCER DRUG, OUR ABILITY TO GENERATE REVENUES FROM GBC-590 WOULD BE SEVERELY HARMED

        We rely significantly upon proprietary technology. Although we have patents on certain technology, we have patents pending, but no patents issued, relating to GBC-590 other than patent number 714164 in Australia. To the extent that we currently rely upon unpatented, proprietary technology, processes and know-how and the protection of such intellectual property by confidentiality agreements, others may independently develop similar technology and know-how or confidentiality may be breached.

        We have applied for a patent on GBC-590 with the U.S. Patent and Trademark Office but no patent has been issued. Our GBC-590 technology may not be granted patent protection, and may infringe on patents owned by others. A patent has been granted to a third party on a compound which is similar to GBC-590, the claims of which conflict with certain of the claims in the GBC-590 patent application. The degree of patent protection, if any, we will obtain for GBC-590 is unclear. The patent on GBC-590 may in fact not be granted or, if granted, it may be limited in such a way as to materially affect our ability to produce, market and sell GBC-590.

        Any claims against us or any purchaser or user of our products or patents, including GBC-590, asserting that our products or patents infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition or results of operations. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays, disrupt our relationships with our customers or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event a claim against us is successful and we cannot obtain a license to the relevant technology on acceptable terms, license a substitute technology or redesign our products to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.

        WE DEPEND ON TECHNOLOGY LICENSED TO US BY THIRD PARTIES AND IF WE ARE UNABLE TO CONTINUE LICENSING THIS TECHNOLOGY WE MAY BE UNABLE TO SUSTAIN OR INCREASE OUR REVENUES

        We license technology from third parties for use with our products. We anticipate that we will continue to license technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all. Some of the technology we license from third parties would be difficult to replace. The loss of any of these technology licenses would result in delays in the availability of our products until equivalent technology, if available, is identified, licensed and integrated. The use of replacement technology from other third parties would require us to enter into license agreements with these third parties, which could result in higher royalty payments and a loss of product differentiation.

        IF OUR PRODUCTS ARE NOT ACCEPTED BY AGRICULTURAL, MEDICAL AND CONSUMER COMMUNITIES OUR BUSINESS WILL SUFFER

        Two of our three principal product areas are agricultural products and pharmaceuticals. Commercial sales of our proposed products in these areas, for use as fungicides or therapeutics, will substantially depend upon the products' efficacy and on their acceptance by the agricultural and medical communities. Widespread acceptance of our products will require educating the agricultural and medical communities as to the benefits and reliability of the products. In addition, some of our consumer products, such as our lice shampoo, may require educating consumers regarding the benefits and efficacy of our products to achieve significant acceptance. Our proposed products may not be accepted, and, even if accepted, we are unable to estimate the length of time it would take to gain such acceptance.

        IF THE THIRD PARTIES WE RELY ON FOR MANUFACTURING OUR PRODUCTS ARE UNABLE TO PRODUCE THE NECESSARY AMOUNTS OF OUR PRODUCTS, DO NOT MEET OUR QUALITY NEEDS OR TERMINATE THEIR RELATIONSHIPS WITH US, OUR BUSINESS WILL SUFFER

        We do not presently have our own manufacturing operations, nor do we intend to establish any unless and until in the opinion of our management, the size and scope of our business so warrants. While we have established manufacturing relationships with firms that we believe will provide the capability to meet our anticipated requirements for the foreseeable future, we have not entered into any long-term arrangements for manufacturing and such arrangements may not be obtained on desirable terms. Therefore, for the foreseeable future, we will be dependent upon third parties to manufacture our products.

        Our reliance on independent manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in, access to necessary manufacturing processes and reduced control over delivery schedules. If our manufacturers are unable or unwilling to continue manufacturing our products in required volumes, we will have to identify acceptable alternative manufacturers. The use of a new manufacturer may cause significant interruptions in supply if the new manufacture has difficulty manufacturing products to our specifications. Further, the introduction of a new manufacturer may increase the variation in the quality of our products.

        WE FACE INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGES IN THE MARKETS IN WHICH WE COMPETE, AND OUR FAILURE TO SUCCESSFULLY COMPETE OR ADOPT TO CHANGING TECHNOLOGY COULD MAKE IT DIFFICULT TO ACQUIRE AND RETAIN CUSTOMERS

        Many companies, including large pharmaceutical, chemical, biotechnology and agricultural concerns, universities and other research institutions, with financial resources and research and development staffs and facilities substantially greater than ours, may develop or attempt to develop products that compete with our products. These companies may have the ability to devote far greater resources to researching, developing and marketing their products than we are able to do. In addition, the biotechnology industry is one in which technological change is extremely rapid. Our ability to anticipate changes in technology and industry standards together with regulatory changes and to successfully develop and introduce new and enhanced products on a timely basis will be significant factors in our ability to grow and remain competitive. Any products which we do develop may become technologically obsolete before we have had the ability to realize significant revenues or profits.

        OUR FAILURE TO MEET PRODUCT RELEASE SCHEDULES WOULD MAKE IT DIFFICULT TO PREDICT OUR QUARTERLY RESULTS AND MAY CAUSE OUR OPERATING RESULTS TO VARY SIGNIFICANTLY

        Delays in the planned release of our products may adversely affect forecasted revenues and create operational inefficiencies resulting from staffing levels designed to support the forecasted revenues. Our failure to introduce new products on a timely basis could delay or hinder market acceptance and allow competitors to gain greater market share.

        CERTAIN OF OUR BUSINESSES ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION AND FAILURE TO ACHIEVE REGULATORY APPROVAL OF OUR PRODUCTS WOULD SEVERELY HARM OUR BUSINESS

        The FDA regulates the manufacture, distribution and promotion of pharmaceutical products in the United States pursuant to the Federal Food Drug and Cosmetic Act and related regulations. We must receive premarket approval by the FDA for any commercial sale of our pharmaceutical products. Before receiving such approval we must provide proof in human clinical trials of the nontoxicity, safety and efficacy of our pharmaceutical products, which trials can take several years. Premarket approval is a lengthy and expensive process. We may not be able to obtain FDA approval for any commercial sale of our product. By regulation, the FDA has 180 days to review an application for approval to market a pharmaceutical product; however, the FDA frequently exceeds the 180-day time period. In addition, based on its review, the FDA may determine that additional clinical trials are required. Except for any potential licensing arrangements with other pharmaceutical companies, we will not generate any revenues in connection with our pharmaceutical products unless and until we obtain FDA approval to sell our products in commercial quantities for human application.

        The investigation, manufacture and sale of agricultural products is subject to regulation by the EPA, including the need for approval before marketing, and by comparable foreign and state agencies. Our agricultural products will be able to be commercially marketed for use either in the United States or other countries only by first obtaining the necessary approvals. While we hope to obtain regulatory approvals for our proposed products, we may not obtain these approvals on a timely basis, if at all.

        REIMBURSEMENT PROCEDURES AND FUTURE HEALTHCARE REFORM MEASURES ARE UNCERTAIN AND MAY ADVERSELY IMPACT THE SALE OF OUR PHARMACEUTICAL PRODUCTS

        Our ability to sell our pharmaceutical products successfully will depend in part on the extent to which government health administration authorities, private health insurers and other organizations will reimburse patients for the costs of our pharmaceutical products and related treatments. In the United States, government and other third-party payers have sought to contain healthcare costs by limiting both coverage and the level of reimbursement for new pharmaceutical products approved for marketing by the FDA. In some cases, these payers may refuse to provide any coverage for uses of approved products to treat medical conditions even though the FDA has granted marketing approval. Healthcare reform may increase these cost containment efforts. We believe that managed care organizations may seek to restrict the use of new products, delay authorization to use new products or limit coverage and the level of reimbursement for new products. Internationally, where national healthcare systems are prevalent, little if any funding may be available for new products, and cost containment and cost reduction efforts can be more pronounced than in the United States.

        ISSUANCES OF OUR SECURITIES ARE SUBJECT TO FEDERAL AND STATE SECURITIES LAWS AND CERTAIN PRIOR OFFERINGS OF OUR SECURITIES MAY NOT HAVE COMPLIED WITH APPLICABLE SECURITIES LAWS

        Issuances of securities are subject to federal and state securities laws. Certain prior private placement offerings of our securities may not have complied with requirements of applicable state securities laws. In such situations a number of remedies may be available to regulatory authorities and stockholders who purchased securities in such offerings, including, without limitation, rescission rights.

        WE HAVE LIMITED MARKETING ARRANGEMENTS IN PLACE AND OUR SALES FORCE IS SMALL AND THUS MAY BE UNABLE TO INCREASE OR SUSTAIN OUR REVENUES

        We may be unable to enter into arrangements with one or more agricultural, chemical and/or pharmaceutical companies to market certain of our products on favorable terms, and may therefore seek to market such products through independent distributors. Any independent distributors through which we distribute such products may also market competitive products. We may not be able to enter into distribution arrangements with terms which are satisfactory to us. We have only recently begun to develop our own sales force and its size is presently limited and may be inadequate for the sales and marketing activities that we plan to undertake with respect to our products. Our ability to market and sell our products may be adversely affected if we are unable to identify, employ and retain suitably qualified sales and marketing personnel.

        OUR GROWTH MAY BE LIMITED IF WE ARE UNABLE TO RETAIN AND HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY

        Our success will depend on our ability to retain key employees and our continuing ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense and we may not be able to retain existing personnel or attract qualified employees in the future. At present, we employ approximately 33 full time employees and several part-time consultants. We depend upon the personal efforts and abilities of our officers and directors, and would be materially adversely affected if their services ceased to be available for any reason and comparable replacement personnel were not employed.

        THE BUSINESSES IN WHICH WE ENGAGE HAVE A RISK OF PRODUCT LIABILITY, AND IN THE EVENT OF A SUCCESSFUL SUIT AGAINST US, OUR BUSINESS COULD BE SEVERELY HARMED

        The testing, marketing and sale of agricultural and pharmaceutical products entails a risk of product liability claims by consumers and others. While we currently maintain product liability insurance which we believe to be adequate, such insurance may not continue to be available at a reasonable cost or may not be sufficient to fully cover any potential claims. In the event of a successful suit against us, the lack or insufficiency of insurance coverage could have a material adverse effect on our business and financial condition.

        WE ARE CONTRACTUALLY OBLIGATED TO ISSUE SHARES IN THE FUTURE, DILUTING YOUR INTEREST IN US

        We have issued adjustable warrants to Strong River Investments and Montrose Investments which required us to issue additional shares of our common stock at $.01 per share, the number of such shares determined by a formula based on the average of the four lowest closing bid prices for the prior 40 trading days, or adjustment price, compared to the $14.45 per share purchase price paid by such entities. The Strong River adjustable warrant has been fully exercised. Assuming the Montrose adjustable warrant was exercisable in full on December 6, 2000, the adjustment price would be $1.4375 and Montrose could exercise its warrant for an aggregate of 729,445 shares of common stock. If our stock price decreases and results in a lower adjustment price, Montrose could acquire an increased number of shares upon exercise of its adjustable warrant, and the greater the decline in the market price, the greater the number of shares Montrose could acquire upon exercise of its adjustable warrant. As of December 6, 2000, there are outstanding options to purchase 1,093,997 shares of common stock, at a weighted average exercise price of $7.03 per share and warrants, in addition to the warrants held by the selling stockholders, to purchase 191,940 shares of common stock at a weighted average price of $14.84 per share. Moreover, we may in the future issue additional shares to raise capital, acquire other companies or technologies, to pay for services, or for other corporate purposes. Any such issuances will have the effect of further diluting the interest of the purchasers of the shares being sold in this offering.

        IF MONTROSE ENGAGES IN SHORT SELLING TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF ITS ADJUSTABLE WARRANT, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE

        Strong River Investments, Inc. and Montrose Investments Ltd. each was issued an adjustable warrant with three vesting dates. The Strong River adjustable warrant vesting dates occurred on August 2, 2000, October 3, 2000 and November 27, 2000 upon which we issued an aggregate of 1,201,932 shares of common stock to Strong River and a warrant to purchase 200,000 shares at an exercise price of $2.63 per share. The first two vesting dates for the Montrose adjustable warrant occurred on October 5, 2000 and December 5, 2000 upon which we issued 1,060,324 shares of common stock to Montrose and a warrant to purchase 200,000 shares at an exercise price of $2.63 per share. The number of shares that will be issuable on the third vesting date of the Montrose adjustable warrant is determined according to a formula in which the number of shares issuable will be greater the lower the price of our common stock. Since the exercise price of the adjustable warrants is only $.01 per share, Montrose has an incentive to sell short our common stock prior to its final vesting date in order to cause the market price of our common stock to decline and a greater number of shares to vest under its adjustable warrant. Montrose could then exercise its adjustable warrant and use the shares of common stock received upon exercise to cover its short positions. Montrose could thereby profit by the decline in the market price of the common stock caused by its short selling. The perception that Montrose may sell short our common stock may cause others to sell their shares as well. An increase in the volume of sales of our common stock, whether short sales or not and whether the sales are by the selling stockholders or others, could cause the market price of our common stock to decline further.

        WE MUST COMPLY WITH THE LISTING REQUIREMENTS OF THE NASDAQ SMALLCAP MARKET OR OUR COMMON STOCK AND LIQUIDITY WOULD DECLINE

        To remain listed for trading on the Nasdaq SmallCap Market, we must abide by Nasdaq's rules regarding the issuance of "future priced securities." These rules apply to our adjustable warrants because additional shares of our common stock are issuable upon exercise based on a future price of our common stock. Nasdaq rules regarding future priced securities prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock at less than the greater of book value or then current market value without obtaining prior stockholder consent. The number of shares issuable upon exercise of the adjustable warrants could exceed 20% of the number of our outstanding shares if the price of our common stock is substantially lower than $14.45 per share as of the vesting dates of the adjustable warrants. Although we did not obtain stockholder consent prior to issuing the adjustable warrants, we believe that Nasdaq will not delist our shares if we obtain shareholder approval before the adjustable warrants are actually exercised for a number of shares exceeding 20% of our outstanding shares. This is because the adjustable warrants contain provisions that (1) prohibit us from issuing a number of shares upon exercise that would exceed 19.999% of our outstanding shares, and (2) prevent the shares issued from being voted to approve the adjustable warrants. However, if Nasdaq disagrees with our interpretation of its rules, Nasdaq could delist our common stock from the Nasdaq SmallCap Market.

        In addition, our common stock could be delisted from The Nasdaq Stock Market if the bid price of our common stock falls below $1.00 per share, if we have less than $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) and our market capitalization falls below $35 million, or if the value of our common stock held by our stockholders (other than our directors and executive officers) is less than $1,000,000.

        If Nasdaq delisted our common stock, we would likely seek to list our common stock for quotation on a regional stock exchange. However, if we are unable to obtain listing or quotation on such market or exchange, trading of our common stock would occur in the over-the-counter market on an electronic bulletin board for unlisted securities or in what are commonly known as the "pink sheet." In addition, delisting from Nasdaq and failure to obtain listing or quotation on such market or exchange would subject our common stock to so-called "penny stock" rules. These rules impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock. Additionally, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. Finally, it may become more difficult for us to raise funds through the sale of our securities.

        IF A SIGNIFICANT NUMBER OF SHARES BECOME AVAILABLE FOR SALE AFTER THIS OFFERING, OUR STOCK PRICE COULD DECLINE

        Many shares of common stock presently issued and outstanding are "Restricted Securities" as that term is defined in Rule 144 promulgated under the Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period may sell, within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of SafeScience and who have beneficially owned the shares for a minimum period of two years. The possible sale of these restricted shares may, in the future, increase the number of free-trading shares and may have a depressive effect on the price of our securities. Moreover, such sales, if substantial, might also adversely effect our ability to raise additional equity capital.

        WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FUNDING WHEN NEEDED, WHICH COULD REDUCE OUR ABILITY TO FUND OR EXPAND OPERATIONS

        We believe that our existing funds are sufficient to fund our operating expenses and capital requirements into the first quarter of 2001. We will be pursuing additional funds over the next few months through sales of our securities. Additional equity financing may result in dilution to our shareholders. Both the presence of the adjustable warrant with the potential negative influence they may have on the price of our common stock and the resale of the common stock offered by the selling stockholders may negatively affect our ability to obtain financing. If the market price of our common stock declines, some potential investors may either refuse to offer us any financing or will offer financing at unacceptable rates or unfavorable terms. If we are unable to obtain financing on favorable terms, we may be unable to fund or expand our operations or we may only be able to fund or expand our operations on terms that adversely affect our financial condition. If we are unable to obtain financing necessary to fund our operations, we may have to sell or liquidate SafeScience.

        BECAUSE OUR CURRENT MANAGEMENT CONTROLS A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK, THEY HAVE SUBSTANTIAL CONTROL OVER US

        The holders of the common stock do not have cumulative voting rights. One of our executive officers, who is a Director of SafeScience, owns approximately 13% of the outstanding shares of common stock. This stockholder can substantially influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could materially adversely affect our stock price.

        THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES BY YOU

        The market price of the common stock, which is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ - Small Cap) has been, and may continue to be, highly volatile. The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the biotechnology sector, which have often been unrelated to the operating performance of particular companies. In addition, factors such as announcements of technological innovations or new products, either by us or by our competitors or third parties, as well as market conditions within the various industries in which we compete, may have a significant impact on the market price of our common stock.

        AN INVESTMENT IN OUR STOCK IS SPECULATIVE AND ENTAILS A HIGH DEGREE OF RISK

        There is nothing at this time upon which to base an assumption that our plans for our business will prove successful. If our plans prove unsuccessful, the purchasers of the shares being sold in this offering may lose all or a substantial part of their investment. Our operations are subject to numerous risks associated with the development of agricultural, consumer and pharmaceutical products, including the competitive and regulatory environment in which we operate. In addition, we may encounter unanticipated problems, including manufacturing, distributing and marketing difficulties, some of which may be beyond our financial and technical abilities to resolve. The failure adequately to address such difficulties could have a material adverse effect on our prospects and our financial condition.

        WE HAVE NOT PAID AND DO NOT INTEND TO PAY ANY DIVIDENDS

        To date, we have not paid any cash dividends on our common stock. Our Board of Directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. Furthermore, as we may be required to obtain additional financing, there may be restrictions on our ability to declare any cash dividends on common stock in the future.



                       NOTE ON FORWARD-LOOKING STATEMENTS

        Forward-looking statements are made throughout this prospectus. Typically, the use of the words "believe", "anticipate", "plan", "expect", "seek", "estimate" and similar expressions identify forward-looking statements. Unless a passage describes a historical event, the statement should be considered a forward-looking statement. In keeping with the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995, it should be noted that forward-looking statements regarding our future expectations and projections are not guarantees of future performance. They involve risks, uncertainties and assumptions, and many of the factors that will determine our future results are beyond our ability to control or predict. Therefore, actual results may differ significantly from those suggested by forward-looking statements. These risks include those detailed under the heading "Risk Factors" described in the preceding pages and elsewhere in this prospectus.

                                 USE OF PROCEEDS

        All of the proceeds from the sale of the shares of common stock in this offering will be received by the selling stockholders. We will receive $2,801,050 if the warrants held by the selling stockholders are exercised in full, all shares covered in this registration statement are issued to the selling stockholders and the exercise price is paid in cash. Proceeds from such warrant exercises, if any, will be used for general corporate purposes.

                                 DIVIDEND POLICY

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and do not currently anticipate paying any cash dividends in the foreseeable future. Future dividends, if any, will be determined by our Board of Directors after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs.

                              SELLING STOCKHOLDERS

        On March 29, 2000 we entered into a securities purchase agreement with Strong River Investments, Inc., a British Virgin Island corporation and Montrose Investments Ltd., a Cayman Island corporation. Under that agreement, we issued and sold the following securities for a total cash consideration of $7.0 million:

     o     a total of 484,428 shares of our common stock;

     o closing warrants to purchase 108,996 shares of common stock at an exercise price of $15.98 per share; and

     o adjustable warrants to purchase a number of shares of common stock to be determined at three vesting dates determined by the selling stockholders, the initial vesting date to occur any time on or prior to December 28, 2001, at an exercise price of $0.01 per share.

        The number of shares of common stock issuable at each vesting date under the adjustable warrants is determined by a formula in the adjustable warrant and is based on the four lowest closing bid prices of our common stock during the 40 consecutive trading days preceding each vesting date. A greater number of shares of common stock are issuable the lower the price of our common stock. However, if after the effective date of this registration statement the closing bid price of our common stock for 20 consecutive trading days exceeds approximately $19.51 per share, then no shares are issuable pursuant to the adjustable warrants for any subsequent vesting dates.

        Pursuant to a registration rights agreement with Strong River Investments, Inc., and Montrose Investments Ltd., we filed a registration statement, of which this prospectus forms a part, in order to permit the selling stockholders to resell to the public the shares of common stock that they purchased pursuant to the securities purchase agreement and that they acquire upon any exercise of the warrants. We have registered the number of shares required pursuant to such registration rights agreement which number is based upon the actual number of shares sold to the selling stockholders pursuant to the securities purchase agreement, the number of shares issuable upon exercise of the closing warrants and an estimate of the number of shares issuable upon exercise of the adjustable warrants. On December 4, 2000, we entered into an amendment to the adjustable warrants with the selling stockholders whereby we issued 600,000 shares of common stock and a warrant to purchase 200,000 shares of our common stock at an exercise price of $2.63 per share to each of Strong River and Montrose instead of 729,445 shares otherwise due to Strong River under the third vesting period of its adjustable warrant and to Montrose under the second vesting period of its adjustable warrant. The selling stockholders may sell up to 3,985,125 shares of our common stock pursuant to this prospectus. The number of shares offered by this prospectus is not a prediction as to the future market price of our common stock or as to the number of shares which may vest pursuant to the adjustable warrants.

        A holder of the warrants cannot exercise the warrants if the exercise would cause the holder, together with any affiliate of the holder, to have beneficial ownership of more than 4.999% of our outstanding shares of common stock. This restriction in the warrants can be waived by the holder of the warrant if the holder gives us at least 61 days notice. However, the 4.999% limitation would not prevent the selling stockholders from acquiring and selling in excess of 4.999% of our common stock through a series of exercise and sales under the warrants. The 4.999% limitation has not been waived, thus the number of shares shown as beneficially owned prior to the offering is limited by the 4.999% provision.

        In addition, as long as our common stock is listed for trading on Nasdaq, we may not issue common stock on exercise of the adjustable warrants in an amount which exceeds 19.999% of our outstanding common stock without obtaining prior shareholder approval.

        The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of December 6, 2000. The number of shares of common stock listed as potentially offered by this prospectus represents an estimate of additional shares of common stock issuable upon exercise of the adjustable warrants. The actual number of additional shares issuable upon exercise of the adjustable warrants will be determined on the applicable vesting dates.

                                                                                       SHARES BENEFICIALLY OWNED
                                                  NUMBER OF SHARES       NUMBER OF          AFTER OFFERING
                                                 BENEFICIALLY OWNED       SHARES       -------------------------
                                                 PRIOR TO OFFERING        OFFERED         NUMBER       PERCENT
                                                 -----------------        -------         ------       -------
Strong River Investments, Inc.(1) ............        1,001,703          1,698,644          0             0
Montrose Investments Ltd.(2)..................          947,205          2,231,983          0             0
HBK Master Fund L.P.(2).......................           54,498             54,498          0             0
---------------------
(1)Includes 254,498 shares issuable upon the exercise of outstanding warrants.  Enright Holding Corp. is the investment advisor for Strong River Investments, Inc. and consequently has voting and investment power over the securities beneficially owned by Strong River Investments, Inc.  Enright Holding Corp. is controlled by Mr. Avi Vigder, its managing director.  Enright
Holding Corp. and Mr. Vigder disclaim beneficial ownership of any of our securities held by Strong River Investments, Inc.
(2)Montrose Investments Ltd. shares include 929,445 shares issuable on the exercise of outstanding warrants.  HBK Master Fund L.P.
shares consist of shares issuable upon exercise of an outstanding warrant.  HBK Investments L.P. is the investment advisor for
Montrose Investments Ltd. and HBK Master Fund L.P. and consequently has voting and investment power over the securities held by
Montrose Investments Ltd. and HBK Master Fund L.P.  HBK Partners II L.P. is the general partner of HBK Investments L.P. and HBK
Management L.L.C. is the general partner of HBK Partners II, L.P.  HBK Management L.L.C. is controlled by Harlan B. Korenvaes,
Kenneth M. Hirsh, Laurence H. Liebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar.  HBK Investment
L.P., HBK Partners II L.P., HBK Management L.L.C. and Messrs. Korenvaes, Hirsh, Liebowitz, Rose, Booth, Haley and Akhtar each disclaim beneficial ownership of any of our securities beneficially owned by Montrose Investments Ltd. and HBK Master Fund L.P.


                              PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o     privately negotiated transactions;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o     a combination of any such methods of sale; and

     o     any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares, including up to $7,500 of the fees and disbursements of counsel to the selling stockholders. We have has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

        As of December 6, 2000, our authorized capital stock consists of (1) 105,000,000 shares consisting of 100,000,000 shares of common stock, $0.01 par value per share, of which 20,038,075 were outstanding and 5,000,000 shares of undesignated preferred stock issuable in one or more series to be designated by our board of directors, of which no shares are issued and outstanding, (2) warrants to purchase 700,936 shares of common stock and (3) options to purchase an aggregate of 1,093,997 of common stock.

COMMON STOCK

        Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, and subject to the prior distribution rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

PREFERRED STOCK

        The Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our outstanding securities.

WARRANTS

        As of December 6, 2000, in addition to the adjustable warrants held by the selling stockholders, there were outstanding warrants to purchase up to 700,936 shares of common stock at a weighted exercise price of approximately $8.05 per share.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

        Under the terms of our Registration Rights Agreement with the selling stockholders we are required to file a registration statement for the registration of all their shares under the Securities Act and keep such registration statement effective for a period of the lesser of two years from the effectiveness of this registration statement or such time as when the shares covered by this registration statement may be sold without volume limitations pursuant to Rule 144(k) under the Securities Act. This registration statement is intended to meet the requirements of such Registration Rights Agreement.

        In addition, we have granted to stockholders holding 333,334 shares of our common stock piggyback registration rights in connection with any registration by us of securities for our own account, subject to customary underwriters cutbacks. If we propose to register any shares of common stock under the Securities Act for our own account, we are required to give those stockholders notice of the registration and to include their shares in the registration statement, provided that such stockholders may not sell such shares until March 29, 2001 unless we sell shares in a firm commitment underwritten public offering under such registration statement prior to that date.

        Finally, we have granted to a stockholder holding 2,959,050 shares of common stock piggyback registration rights in connection with any registration by us of securities for our own account, subject to customary underwriters cutbacks. If we propose to register any shares of common stock under the Securities Act for our own account, we are required to give that stockholder notice of the registration and to include his shares in the registration statement.

        We are generally required to bear all of the expenses of all demand and piggyback registrations, except underwriting discounts and commissions. We also have agreed to indemnify those stockholders under the terms of the Registration Rights Agreement.

NEVADA ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

        We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada corporation laws which may have the effect of delaying or deterring a change in our control or management.

        Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations like us having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless specific conditions are met. A "combination" includes:

     o any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

     o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having:

     o an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets,

     o an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or

     o representing 10% or more of the earning power or net income of the corporation;

     o any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation,

     o the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder,"

     o transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder," or

     o the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder."

An "interested stockholder" is a person who:

     o directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation;

     o an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

        A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the articles of incorporation are met and either:

     o the board of directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder" or the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such; or

     o the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

        Nevada's "Control Share Acquisition Statute," Nevada Revised Statute Sections 78.378-78.379, prohibits an acquirer, under some circumstances, from voting shares of a target corporation's stock after crossing threshold ownership percentages, unless the acquirer obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. While we do not currently exceed these thresholds, we may do so in the near future. In addition, although we do not presently "do business" in Nevada within the meaning of the Control Share Acquisition Statute, we may do so in the future. Therefore, the Control Share Acquisition Statute may apply to us in the future. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquirer crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquirer to consider the voting rights of the acquirer's shares no more than 50 days, unless the acquirer agrees to a later date, after the delivery by the acquirer to the corporation of an information statement which sets forth the range of voting power that the acquirer has acquired or proposes to acquire and other information concerning the acquirer and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquirer's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquirer or if the acquirer fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call some of the acquirer's shares for redemption. Our articles of incorporation and bylaws do not currently permit us to call an acquirer's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares. This amount is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute.

        By-law Provisions. Our by-laws provide that any director may be removed without cause at any special meeting of shareholders called for such purpose by the vote of the holders of two-thirds of the voting power entitling them to elect directors in place of those to be removed, provided that unless all the directors, or all the directors of a particular class are removed no individual director shall be removed if the votes of a sufficient number of shares are cast against his removal which, if cumulatively voted at on election of directors, or of all directors of a particular class, as the case may be, would be sufficient to elect at least one director.

        Ability to Adopt Stockholder Rights Plan. The Board of Directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments that would discourage persons seeking to gain control of SafeScience by means of a merger, tender offer, proxy contest or otherwise if the Board of Directors determines that such change in control is not in the best interests of our stockholders. The Board of Directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to obtain control of SafeScience.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is Computershare Investor Services.

                                  LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by McDermott, Will & Emery.

                                     EXPERTS

        The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq SmallCap Market, and reports, proxy and information statements and other information concerning SafeScience may be inspected at the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Our website is located at http://www.safescience.com.

        The SEC allows us to incorporate by reference the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all of the shares that are being offered in this prospectus.

         1. Our Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A dated June 20, 2000 (File No. 0-26476);

         2. Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000, as amended by Form 10-Q/A dated June 20, 2000 and the quarters ended June 30, 2000 and September 30, 2000 (File No. 0-26476);

         3. Our Current Reports on Form 8-K dated April 7, 2000, June 6, 2000 and October 26, 2000; and

         4.       Our Definitive Proxy Statement filed on April 28, 2000.

         YOU MAY REQUEST A COPY OF THESE FILINGS, AND ANY EXHIBITS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT IN THIS PROSPECTUS, AT NO COST BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS: SAFESCIENCE., 31 ST. JAMES AVENUE, BOSTON, MASSACHUSETTS 02116, ATTENTION: CHIEF FINANCIAL OFFICER. OUR TELEPHONE NUMBER IS 617-422-0674.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE                                                    AMOUNT
-----------------                                                   -------
SEC Registration Fee.....................................           $  1,508
Nasdaq SmallCap Market Listing Fee.......................             35,000
Accounting Fees and Expenses.............................              5,000
Legal Fees and Expenses..................................             10,000
Miscellaneous............................................              3,492
                                                                    --------
Total....................................................             55,000


        The amounts set forth above, except for the Securities and Exchange Commission and Nasdaq SmallCap Market fees, are in each case estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Subsection 1 of Section 78.7302 of Chapter 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

        Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith; that indemnification provided for by
Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

        Finally, Section 78.752 of the NGCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

        Article V of our by-laws provides SafeScience shall indemnify any person who was or is a party or is threatened to be made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of SafeScience, or is or was serving at the request of SafeScience as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body against all expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding (including appeals) or the defense or settlement thereof or any claim, issue, or matter therein, to the fullest extent permitted by the laws of Nevada as they may exist from time to time.

        Under Section 5 of the registration rights agreement filed as Exhibit
4.4 hereto, the selling shareholders have agreed to indemnify, under certain conditions, SafeScience, its directors, officers, agents, employees and persons who control SafeScience within the meaning of the Securities Act against certain liabilities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)  Exhibits

        The following documents are an exhibit hereto:

4.1* Securities Purchase Agreement by and among SafeScience, Inc., Strong River Investments, Inc. and Montrose Investments Ltd. dated March 29, 2000.

4.2*     Form of Closing Warrant dated March 29, 2000.

4.3*     Form of Adjustable Warrant dated March 29, 2000.

4.4* Registration Rights Agreement by and among SafeScience, Inc., Strong River Investments, Inc. and Montrose Investments, Ltd. dated March 29, 2000.

5.1** Opinion of McDermott, Will & Emery as to the validity of the securities being offered.

23.1**   Consent of McDermott, Will & Emery (included in Exhibit 5.1 hereto).

23.2     Consent of Arthur Andersen LLP.

24.1**   Powers of Attorney (included on page II-5).

* Previously filed with the Commission as an exhibit to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K filed with the Commission on April 7, 2000.

** Previously filed.

ITEM 17.  UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To reflect any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price present no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

                  (6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on December 11, 2000.

                           SAFESCIENCE, INC.

                           By:  /s/Bradley J. Carver
                                ---------------------------------
                                Bradley J. Carver
                                Chief Executive Officer, President and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                      TITLE                               DATE
                  ---------                                      -----                               ----
                                               Chief Executive Officer, President,         December 11, 2000
            /s/ Bradley J. Carver              Treasurer and Director
----------------------------------------------
              Bradley J. Carver                  (Principal Executive Officer)

              /s/ John W. Burns                Chief Financial Officer and Secretary       December 11, 2000
----------------------------------------------
                John W. Burns                  (Principal Financial Officer)

            /s/ Patrick J. Joyce               Controller                                  December 11, 2000
----------------------------------------------
              Patrick J. Joyce                 (Principal Accounting Officer)

                      *                        Chairman of the Board of Directors          December 11, 2000
----------------------------------------------
             Brian G. R. Hughes

                      *                        Director                                    December 11, 2000
----------------------------------------------
                David W. Dube

                      *                        Director                                    December 11, 2000
----------------------------------------------
              Theodore J. Host

            *By /s/ John W. Burns
----------------------------------------------
              Attorney-in-Fact

                                  EXHIBIT INDEX

        The following documents are an exhibit hereto:

4.1* Securities Purchase Agreement by and among SafeScience, Inc., Strong River Investments, Inc. and Montrose Investments Ltd. dated March 29, 2000.

4.2*     Form of Closing Warrant dated March 29, 2000.

4.3*     Form of Adjustable Warrant dated March 29, 2000.

4.4* Registration Rights Agreement by and among SafeScience, Inc., Strong River Investments, Inc. and Montrose Investments, Ltd. dated March 29, 2000.

5.1** Opinion of McDermott, Will & Emery as to the validity of the securities being offered.

23.1**   Consent of McDermott, Will & Emery (included in Exhibit 5.1 hereto).

23.2     Consent of Arthur Andersen LLP.

24.1**   Powers of Attorney (included on page II-5).

* Previously filed with the Commission as an exhibit to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K filed with the Commission on April 7, 2000.

** Previously filed.